Pizza Inn Holdings, Inc.

April 7, 2014

Tim Mullany
Seattle, WA

Dear Tim,

Pizza Inn Holdings, Inc. ("Pizza Inn Holdings") is pleased to make you the following offer of employment for the salaried, exempt position of Chief Financial Officer for Pizza Inn Holdings. This offer letter shall be the employment agreement (the "Agreement") governing the terms of your employment with the Pizza Inn Holdings and its subsidiaries (collectively, the "Company") and shall become effective on the Starting Date indicated below.

Position: Chief Financial Officer of Pizza Inn Holdings

Duties: Such duties as the Chief Executive Officer, the Board of Directors or Chairman of Pizza Inn Holdings shall from time to time assign to you. You shall report to the Chief Executive Officer of Pizza Inn Holdings. At the Company's request, you shall serve Pizza Inn Holdings and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation shall not be increased beyond that specified below.

Base Annual Salary: $275,000 annual base pay, paid according to the Company's standard pay practices, subject to all applicable withholdings. The Company currently issues payroll checks bi-weekly, every other Friday.

Starting Date: May 5, 2014

Location: Your primary work location shall be the Company's headquarters, which are currently in the Dallas-Fort Worth area. Your job will also require approximately 25% travel to other Company and Franchisee geographic regions.

Exclusivity:
During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and (ii) that you shall have no agreements with, or material obligations to, any other individual, partnership, corporation, or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement.

Pizza Inn Holdings, Inc.

Annual Incentive Compensation:

In addition to your Base Annual Salary, beginning in the Company's fiscal year 2015 you shall be eligible to participate in the Company's executive bonus plan, which is typically based on the Company's financial performance and strategic goals relative to targets set by the Board of Directors. The amount of bonus earned each year is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company's achievement of the bonus targets and take into consideration unusual, one-time, or forward-looking factors that affected the Company's historical results or may affect the Company's future prospects. The annual bonus targets generally shall be set such that you shall earn a targeted bonus of 35% of your annual base salary upon achievement of 100% of both the financial and strategic bonus objectives. Your bonus may escalate up if certain financial and strategic objectives are achieved and exceeded, as determined by the Board's compensation committee. Bonuses are typically not paid until the Company's financial audit is complete, and executives must remain employed by the Company until the bonus payment date to receive a bonus (unless otherwise provided for in this Agreement). Your bonus potential shall be discretionary and determined by the Board of Director's and the Chief Executive Officer. An addendum is attached to outline your specific goals through the Fiscal Year 2015.

As you will be starting your employment late in our fiscal year, the bonus amount for Fiscal Year 2014 will be discretionary, for progress against your objectives as outlined by the Chief Executive Officer.

Stock Options:

As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Company's 2005 Employee Stock Option Award Plan (the "Option Plan"). Upon your start date with the company, you will be granted 50,000 options to purchase Company stock at a strike price determined on the date of issuance. In addition, you will be eligible to receive 50,000 conditional option grants based on purchases of Pizza Inn Holdings common stock that you make between your start date and the one-year anniversary of your start date. The terms and conditions associated with these grants, including the vesting schedule, will be detailed in a separate option grant letter and are subject to the Option Plan. The option grants shall provide that in the event of your cessation of employment with the Company you shall have not less than thirty days to exercise any vested options, excluding any days for which you are restricted from trading in the stock of Pizza Inn Holdings. The initial option grants to you that are not subject to a stock purchase condition shall be deemed to be eligible for treatment as Incentive Stock Options pursuant to the Option Plan to the extent allowed by the Option Plan and applicable laws and regulations.

You shall also be eligible for additional option grants following the end of each fiscal year, in accordance with the Company's typical compensation practices and as approved by the Board of Directors. In particular, at the end of each of the first four fiscal years of your continued employment with the company (beginning at the end of fiscal year 2015), the Board of Directors shall consider an annual grant of up to 25,000 conditional options to you based on an evaluation of your performance by the Chief Executive Officer and the Board of Directors.

Relocation Assistance:

It is expected that you will relocate your permanent residence to the Dallas area no later than September 5, 2014. The Company will provide reimbursement for relocation expenses such as the movement of household goods, realtor fees and mortgage origination fees, with the total reimbursement

being capped at $40,000. Detailed information surrounding the relocation assistance is provided in the attached Relocation Agreement.

"At Will" Employee:
It is anticipated that you will be a long-term employee of the Company. However, your employment with the Company is for no specified period and constitutes "at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chairman of the Company and approved by the Board of Directors.

Employee Benefits:
During the Initial Term and any Extended Term while you are employed by the Company, you will be entitled to receive the same benefits as the Company makes generally available from time to time to the Company's senior executives, as those benefits may be modified, reduced or eliminated from time to time. Vacation, medical and dental insurance, 401(k), and other rights and benefit plans will be available to you as set forth in the Company's standard benefit package and *Employee Handbook.* Such rights, programs and benefit plans may be revised from time to time at the Company's sole discretion. Your eligibility for the Company benefit plans is effective the first of the month following 30 days of employment. The Company will pay for up to 2 months of COBRA premium to your former employer in order to prevent any lapse in coverage for you, or your dependents.

Non-Disclosure of Confidential Information:
You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time thereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business, restaurant concepts, franchisees, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, recipes, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepared by you during your employment with the Company.

Pizza Inn Holdings, Inc.

Ownership of Rights:

You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information. Any such materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials (including, without limitation, all copyrights and similar protections, renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company's executive for hire. You agree that you will, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.

Non-Competition:

As consideration for the employment terms and stock option grant provided by the Company, you agree that at any time during your employment and for a period of twelve (12) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, you shall not either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, provide consultative services or otherwise provide services to, own, manage, operate, join, develop, control, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that is engaged in a Competing Concept that is not owned by the Company; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly traded corporation not shall alone constitute a violation of this Agreement. A "Competing Concept" means any restaurant business or restaurant concept that derives more than 30% of its gross sales from the sale of pizza or pizza-like (i.e. flatbreads, etc.) food offerings.

Non-Solicitation:

As consideration for the employment terms and stock option grants provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company; (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company

or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity.

Acknowledgement:
You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company's Confidential Information and its business and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

Acceptance:
This offer is effective immediately and may be accepted by your signing and dating a copy of this document and returning it to me on or before close of business on April 13, 2014. If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in the Company's employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work personal identification documents in order to complete your employment eligibility paperwork as required by Federal law. Furthermore, in the Company's discretion, the effectiveness of this employment offer is contingent upon successfully passing the pre-employment background screening.

Governing Law:
Your principal work location will be in Texas with travel as required to perform the duties of your job. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Successors:
This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors and assigns.

Pizza Inn

pie five PIZZA CO.

Pizza Inn Holdings, Inc.

Severability:

If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Construction:

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statue, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this agreement shall be curtailed and limited only to the extent necessary to bring the provision within the requirements of the law.

We appreciate your interest in this opportunity at the Company and we look forward to a mutually rewarding relationship.

Agreed and Accepted:

Employer:
Pizza Inn Holdings, Inc.

[signature] 4/8/14
Randall Gier — Date
Chief Executive Officer

Employee:

[signature] 4.9.14
Tim Mullany — Date